Exhibit 10.4
RETENTION AGREEMENT
     This RETENTION AGREEMENT (this “Agreement”) is made on and as of February 23, 2008, by and among                      (the “Key Employee”), Proprius, Inc. (doing business in California as Proprius Pharmaceuticals, Inc.), a Delaware corporation (the “Company”), and Cypress Bioscience, Inc., a Delaware corporation (“Parent”).
RECITALS
     A. Concurrently with the execution and delivery of this Agreement, Parent and Company are entering into the Merger Agreement. This Agreement is an inducement to Parent to enter into the Merger Agreement, and it is a condition precedent to Parent’s obligations to effect the Merger thereunder that this Agreement shall have been entered into and be in full force and effect. Capitalized terms used in this Agreement and not otherwise defined in this Agreement shall have the meanings assigned to such terms in the Merger Agreement.
     B. The Board of Directors of the Company has adopted the Management Carve-Out Plan, pursuant to which a certain portion of the aggregate proceeds to the stockholders of the Company pursuant to the Merger Agreement may be paid to one or more key employees of the Company as more fully set forth therein. Key Employee has been designated as a participant in the Management Carve-Out Plan, but, as of the date hereof, does not currently have a legally binding right to any compensation thereunder. The aggregate amounts, if any, to which Key Employee would be entitled to receive pursuant to the Management Carve-Out Plan, to the extent Key Employee continues to be designated as a participant in such plan at the time of the Merger, [MICHAEL J. WALSH AGREEMENT ONLY- together with a portion of the aggregate amount of the aggregate Closing Option Payment payable to the holders of Company Options that Key Employee would be entitled to receive upon the Closing of the Merger for cancellation of Key Employee’s unvested Company Options outstanding immediately prior to the Effective Time] are referred to herein as the “Aggregate Bonus Consideration”.
     NOW, THEREFORE, in consideration of the foregoing, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:
     1. Definitions. As used in this Agreement, the following terms have the corresponding meanings:
     “Acceleration Event” is defined in Section 3(d).
     “Aggregate Bonus Consideration” is defined in Recital B.
     “Board” means the board of directors of Parent.
     “Business Day” means a day other than a Saturday, Sunday, or other day when banking institutions in Chicago, Illinois are authorized or required by law or executive order to be closed.
     “Cause” for the termination of Key Employee’s employment with Parent shall mean the

Board’s reasonable determination that the following conditions exist; provided, however, that any termination by Parent due to any of the following conditions shall only be deemed for Cause if: (i) the Board gives Key Employee written notice of the intent to terminate for Cause within thirty (30) days following the first occurrence of the condition(s) that the Board believes constitute Cause, which notice shall describe such condition(s); (ii) the Key Employee fails to remedy such condition(s) within thirty (30) days following receipt of the written notice (the “Cure Period”) of such condition(s) from the Board; and (iii) the Board terminates Key Employee’s employment within thirty-five (35) days after expiration of the Cure Period:
          (a) Key Employee’s continued and willful refusal or failure to follow lawful and reasonable directions of the Board or the individuals to whom Key Employee reports;
          (b) Key Employee’s conviction of, or nolo contendere plea or guilty plea to, or confession of guilt to, a felony;
          (c) Key Employee’s material breach of Sections 2.2, 2.3 or 9 of the Employment Agreement or the Key Employee’s Proprietary Information and Inventions Agreement with Parent; or
          (d) Key Employee’s commission of any fraud against Parent, its Affiliates, employees, agents or customers or use or appropriation for his or her personal use or benefit of any funds or properties of Parent not authorized by the Board to be so used or appropriated (other than any inadvertent use that is not material in amount or significance).
     “Change of Control” means (i) a sale or other disposition of all or substantially all of the assets of Parent; (ii) a merger or consolidation in which Parent is not the surviving entity and in which the stockholders of Parent immediately prior to such consolidation or merger own less than fifty percent (50%) of the surviving entity’s voting power immediately after the transaction; or (iii) a reverse merger in which Parent is the surviving entity but the shares of Parent common stock outstanding immediately preceding the merger are converted by virtue of the merger into other property, whether in the form of securities, cash or otherwise, and in which the stockholders of Parent immediately prior to such reverse merger own securities representing less than fifty percent (50%) of Parent’s voting power immediately after the transaction.
     “Company” means Proprius, Inc. (doing business in California as Proprius Pharmaceuticals, Inc., a Delaware corporation, a Delaware corporation, or another entity as provided in Section 19(a).
     “Company Successor” is defined in Section 19(a).
     “Company Successor Parent” is defined in Section 19(a).
     “Complete Disability” shall mean Key Employee is prevented from performing his or her duties under the Employment Agreement by reason of any physical or mental incapacity that results in Key Employee’s satisfaction of all requirements necessary to receive benefits under Parent’s long-term disability plan due to a total disability. In the event Parent has no long-term disability plan in force when Key Employee becomes disabled, the term Complete Disability shall mean that Key Employee is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months. Based upon the medical advice or opinion provided by a licensed physician acceptable to the Board, the determination of Complete Disability by the Board shall be final and binding.
     “Employment Agreement” means that certain Employment Agreement of even date herewith by and between Parent and the Key Employee.
     “Escrow Agent” means LaSalle Bank National Association, as escrow agent.
     “Escrow Agreement” means the Special Escrow Agreement by and among Parent, Key Employee and the Escrow Agent, substantially in the form attached hereto as Exhibit A.
     “Forfeiture Event” means the occurrence of either (i) a Separation From Service for Cause, or (ii) a Separation From Service initiated by Key Employee without Good Reason.
     “Good Reason” for Key Employee to terminate Key Employee’s employment with Parent shall mean the occurrence of any of the following events without Key Employee’s consent; provided however, that any resignation by Key Employee due to any of the following conditions shall only be deemed for Good Reason if: (i) Key Employee gives Parent written notice of the intent to terminate for Good Reason within ninety (90) days following the first occurrence of the condition(s) that Key Employee believes constitutes Good Reason, which notice shall describe such condition(s); (ii) Parent fails to remedy, if remediable, such condition(s) within thirty (30) days following receipt of the written notice (the “Cure Period”) of such condition(s) from Key Employee; and (iii) Key Employee actually resigns his or her employment within the first fifteen (15) days after expiration of the Cure Period:
          (a) a material diminution in Key Employee’s duties, authority or responsibilities as they are formally developed and confirmed in writing following the date of this Agreement and following the full integration of the Company into Parent;
          (b) a material diminution in the authority, duties or responsibilities [AGREEMENTS FOR THREE EMPLOYEES OTHER THAN MICHAEL J. WALSH (as they are formally developed and confirmed in writing following the date of this Agreement and following the full integration of the Company into Parent,)] of the supervisor to whom Key Employee is required to report;
          (c) the relocation of Parent’s executive offices or principal business location to a point more than sixty (60) miles from the San Diego County, California area, which relocation requires an increase in Parent’s one-way driving distance by more than thirty-five (35) miles;
          (d) a material reduction by Parent of Key Employee’s Base Salary (as defined in the Employment Agreement) as initially set forth in the Employment Agreement or as the same may be increased from time to time other than as the result of a company-wide compensation reduction or in connection with similar decreases for the management team of Parent, provided the reduction of Key Employee’s Base Salary is of similar proportion; or

          (e) any other action or inaction that constitutes a material breach by Parent of its obligations to Key Employee under the Employment Agreement.
     “Merger Agreement” means the Agreement and Plan of Merger dated as of the date hereof, among the Company, Parent, Propel Acquisition Sub, Inc., a Delaware corporation and wholly owned subsidiary of Parent and the Company Stockholders’ Representative, as such agreement may be amended or supplemented from time to time prior to the Effective Time.
     “Parent” means Cypress Bioscience, Inc., a Delaware corporation, or another entity as provided in Section 19.
     “Parent Successor” is defined in Section 19(b).
     “Parent Successor Parent” is defined in Section 19(b).
     “Restriction” is defined in Section 3(a).
     “Retention Amount” means ___percent (___%) of the Aggregate Bonus Consideration payable to Key Employee at the Closing pursuant to the Management Carve-Out Plan, which amount equals $___, as such amount may be adjusted from time to time pursuant to Section 2(c).1
     “Section 409A” means Section 409A of the Internal Revenue Code of 1986, as it may be amended from time to time, and the Treasury Regulations and other guidance issued thereunder.
     “Separation From Service” (and variations on the form of such term) means any separation from service within the meaning of Section 409A.
     “Unvested Retention Amount” is defined in Section 3(a).
     “Vested Retention Amount” is defined in Section 3(a).
     2. Payment of Retention Amount into Escrow.
          (a) Key Employee hereby agrees that his or her right to receive the Aggregate Bonus Consideration shall be subject to the restrictions imposed by this Agreement and the Escrow Agreement, and agrees that, notwithstanding anything in the Merger Agreement to the

[1]	This percentage will vary among the Key Employees, as the Management Carve-Out Plan Closing Payments they will be entitled to receive will vary, and because with respect to Michael Walsh, the Retention Amount will include a portion of his aggregate Closing Option Payment. For Mr. Walsh, the Management Carve-Out Plan Closing Payments he will be entitled to receive will first be used to satisfy the Retention Amount, with a portion of his aggregate Closing Option Payments for unvested Company Options making up the remainder. The total dollar value of the Retention Amount for each Key Employee will equal 25% of the aggregate Closing Consideration, Closing Option Payments and Management Carve-Out Plan Closing Payments to which each Key Employee is entitled. The total dollar amount of the Retention Amount will be based upon the calcuation described in the preceding sentence and will be determined as of the Closing based upon the information included in the Merger Consideration Spreadsheet, and this Agreement will be revised accordingly by Parent with the consent of Key Employee, which consent shall not be unreasonably withheld.

contrary, in connection with and subject to the Closing (i) the Aggregate Bonus Consideration shall be reduced by an amount equal to the Retention Amount as set forth in Section 2(b) below and (ii) Parent shall pay the Retention Amount to the Escrow Agent for deposit in the Escrow Fund (as such term is defined in the Escrow Agreement). Key Employee acknowledges and agrees that his rights and interests in the Escrow Fund shall be non-transferable and subject to a risk of forfeiture as provided in this Agreement and the Escrow Agreement.
          (b) Immediately following the Effective Time, subject to and in accordance with the terms and conditions of the Merger Agreement, this Agreement and the Escrow Agreement, Parent shall pay the Retention Amount to the Escrow Agent, and shall have no obligation under the Merger Agreement or the Management Carve-Out Plan or otherwise to pay such portion of the Aggregate Bonus Consideration to Key Employee (or to cause such amount to be so paid).
          (c) The Retention Amount paid to the Escrow Agent pursuant to this Agreement shall be adjusted from time to time for any gains, interest, other income, losses and expenses attributable to such Retention Amount during the period such Retention Amount (or portion thereof) is held in escrow by the Escrow Agent in accordance with the Escrow Agreement.
     3. Forfeiture and Vesting of Retention Amount.
          (a) All rights and interests of Key Employee in and to the Retention Amount shall be subject to forfeiture by Key Employee in the event of any Forfeiture Event, as provided in this Section 3. The risk of forfeiture imposed upon such rights and interests under this Agreement, together with the restrictions on transferability provided for in this Agreement and the Escrow Agreement, are referred to collectively as the “Restriction.” As of the Effective Time, the Restriction shall apply with respect to 100% of the Retention Amount. The Restriction shall lapse with respect to all or a portion of the Retention Amount, if at all, in accordance with this Section 3. The portion of the Retention Amount that is subject to the Restriction is referred to as the “Unvested Retention Amount,” and the portion of the Retention Amount that is no longer subject to the Restriction is referred to as the “Vested Retention Amount.”
          (b) Except as provided in Sections 3(c) and 3(d), Key Employee shall forfeit the entire Unvested Retention Amount, and all rights and interests of Key Employee in the Escrow Fund with respect thereto, immediately upon a Forfeiture Event.
          (c) If no Forfeiture Event or Acceleration Event shall have previously occurred, the Restriction shall lapse with respect to 100% of the Retention Amount on the second anniversary of the Effective Time.
          (d) If no Forfeiture Event or Acceleration Event shall have previously occurred, the Restriction shall lapse with respect to 100% of the Retention Amount upon the first to occur of (i) Key Employee’s death or Complete Disability, (ii) a Separation From Service by Key Employee for Good Reason, (iii) a Separation From Service of Key Employee effected by Company, Parent or any of their Affiliates without Cause, or (iv) a Change of Control (each, an “Acceleration Event”).

     4. Escrow.
          (a) Parent and Key Employee each agree to enter into the Escrow Agreement at or before the Effective Time.
          (b) On the second anniversary of the Effective Time (or, if that day is not a Business Day, on the first Business Day thereafter), unless the Escrow Agent shall theretofore have received a written notice from Parent pursuant to Section 4(c) or 4(d) of this Agreement, the Escrow Agent shall pay 100% of the Retention Amount to Key Employee, without any further need for instruction from Parent, and Parent shall cease to have any further claims to, or rights or interests in, such portion of the Retention Amount so paid to Key Employee, effective upon such payment.
          (c) Upon any lapse of the Restriction pursuant to Section 3(d) of this Agreement, Parent shall deliver a written notice to the Escrow Agent, with a copy thereof to Key Employee, instructing the Escrow Agent to pay the Retention Amount to Key Employee (or, in the case of Key Employee’s death, to his estate) in accordance with the Escrow Agreement, and Parent shall immediately cease to have any further claims to, or rights or interests in, the Retention Amount.
          (d) Upon any forfeiture by Key Employee with respect to the Unvested Retention Amount as provided in Section 3(b), Parent shall deliver a written notice to the Escrow Agent, with a copy thereof to Key Employee, instructing the Escrow Agent to pay the Unvested Retention Amount to Parent in accordance with the Escrow Agreement, and Key Employee shall immediately cease to have any further claims to, or rights or interests in, the Unvested Retention Amount.
          (e) Neither party shall give any instructions to the Escrow Agent except as expressly provided in Sections 4(b), 4(c) and 4(d) (other than any joint instructions as to which both parties may agree in writing).
          (f) Neither the Retention Amount held in escrow nor any interest or right therein or part thereof shall be liable for the debts, contracts, or engagements of Key Employee or his successors in interest or shall be subject to disposition by transfer, alienation, anticipation, pledge, encumbrance, assignment or any other means, whether such disposition be voluntary or involuntary or by operation of law by judgment, levy, attachment, garnishment or any other legal or equitable proceedings (including bankruptcy), and any attempted disposition thereof shall be null and void and without effect, ab initio; provided, however, that this Section 4(f) shall not prohibit any transfer of Key Employee’s rights and interests hereunder by will or the laws of descent and distribution.
     5. Notices. All notices, requests, demands, claims and other communications required or permitted hereunder shall be duly given only if made in writing and personally delivered, mailed by first class, certified or registered mail, postage prepaid, sent by a major national delivery service, or sent by telecopier or facsimile (if confirmation of successful transmission is obtained). Any such communications shall be effective (i) upon receipt, if personally delivered, (ii) on the fifth day following the date of mailing, postage prepaid, if mailed, (iii) on the day of delivery if sent by major national delivery service, or (iv) at the time transmission to the recipient’s telecopier or facsimile machine is completed (as shown by such confirmation of transmission), if sent by telecopier or facsimile. Any such communication shall be addressed to the parties at the following addresses (or at such other address for a party as such party shall specify by like notice):
          (a) if to Parent or the Company:
Cypress Bioscience, Inc.
4350 Executive Drive, Suite 325
San Diego, CA 92121
Attn: Denise Wheeler, Vice President of Legal Affairs
Fax: (858) 452-1222
          (b) if to Key Employee, as set forth on Key Employee’s signature page hereto.
     6. Survival of Terms. This Agreement shall apply to and bind Key Employee, Parent and the Company, and their respective permitted assignees and transferees, heirs, legatees, executors, administrators and legal successors.
     7. Tax Matters. Key Employee has reviewed with his own tax advisors the federal, state, local and foreign tax consequences of the transactions contemplated by the Merger Agreement, this Agreement, and the Escrow Agreement and any receipt of funds and/or forfeiture hereunder and thereunder. Key Employee is relying solely on such advisors and not on any statements or representations of Parent, the Company or any of their agents. Key Employee understands that he or she (and not Parent) shall be responsible for his or her own tax liability that may arise as a result of the transactions contemplated by the Merger Agreement, this Agreement, and the Escrow Agreement and any receipt of funds hereunder and thereunder.
     8. Withholding. The Escrow Agent shall be instructed by Parent or the Company to withhold from any distributions of the Retention Amount pursuant to the Escrow Agreement any amounts required to be withheld from such distributions under applicable federal, state, local or foreign law, including without limitation any and all applicable withholding taxes.
     9. Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of California applicable to contracts executed and to be performed entirely within that State.
     10. Amendments. This Agreement may not be amended or modified except by an instrument in writing signed by Parent and Key Employee.
     11. No Right to Continued Employment. Subject to the Employment Agreement, and notwithstanding anything to the contrary, the Company and Key Employee each have an absolute and unrestricted right to terminate Key Employee’s employment with the Company at any time for any reason whatsoever, with or without Cause, and nothing in this Agreement shall entitle Key Employee to any continued employment with the Company, or to any employment with Parent.

     12. Severability. If any term or provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other terms and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic and legal substance of the transactions contemplated by this Agreement is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated by this Agreement be consummated as originally contemplated to the fullest extent possible.
     13. Entire Agreement; No Third-Party Beneficiaries. This Agreement, the Merger Agreement, the Escrow Agreement and the Employment Agreement constitute the entire agreement, and supersede all prior representations, warranties, agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof and thereof. This Agreement does not confer upon any Person other than the parties any rights or remedies.
     14. Counterparts. This Agreement may be executed in one or more counterparts, all of which constitute a single agreement, and shall become effective when one or more counterparts has been signed by each of the parties and delivered to the other parties.
     15. Rules of Construction. The parties hereto agree that they have been represented by counsel during the negotiation and execution of this Agreement and therefore waive the application of any law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document.
     16. KEY EMPLOYEE REVIEW. KEY EMPLOYEE REPRESENTS THAT HE OR SHE HAS READ THIS AGREEMENT AND HAS BEEN REPRESENTED BY COUNSEL IN CONNECTION WITH THE PREPARATION OF THIS AGREEMENT AND IS FAMILIAR WITH ITS TERMS AND PROVISIONS.
     17. Arbitration. Any dispute, claim or controversy based on, arising out of or relating to this Agreement shall be settled by final and binding arbitration in accordance with the arbitration procedures and the terms and conditions related thereto set forth in the Employment Agreement.
     18. Section 409A.
          (a) Payment of the Retention Amount is intended to be a short-term deferral within the meaning of Section 409A of the Code, and this Agreement shall be interpreted, construed and administered in a manner that satisfies such intention.
          (b) Notwithstanding anything to the contrary in this Agreement, the parties acknowledge and agree that any payment to be made, or benefit provided, to Key Employee pursuant to this Agreement shall be delayed to the extent necessary for this Agreement and such payment or benefit to comply with Section 409A.

     19. Successors.
          (a) Successors to the Company. In the event of any merger, consolidation, reorganization, statutory share exchange, conversion of the Company from a corporation to a limited liability company or other legal entity or other transaction affecting the Company, that results in the exchange or conversion of the common stock of the Company (other than the Merger) for or into equity securities of (a) the successor to the Company in such transaction (a “Company Successor”) or (b) any Person of which the Company or such successor is a wholly owned subsidiary after giving effect to such transaction (a “Company Successor Parent”), then (i) all references herein to the Company shall mean and refer to such Company Successor or Company Successor Parent, as applicable and (ii) such Company Successor or Company Successor Parent, as applicable, shall become a party to this Agreement, and be bound hereby, to the same extent as the Company, as if such Person were a signatory hereto (whether or not such Person signs a counterpart of this Agreement or enters into a joinder agreement or similar instrument with respect hereto).
          (b) Successors to Parent. In the event of any merger, consolidation, reorganization, statutory share exchange, conversion of Parent from a corporation to a limited liability company or other legal entity or other transaction affecting Parent, that results in the exchange or conversion of any class of common stock of Parent for or into equity securities of (a) the successor to Parent in such transaction (a “Parent Successor”) or (b) any Person of which Parent or such successor is a wholly owned subsidiary after giving effect to such transaction (a “Parent Successor Parent”), then, if (but only if) such transaction constitutes a Change of Control, all references in this Agreement to Parent shall thereafter mean and refer to such Parent Successor or Parent Successor Parent, as applicable.
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     IN WITNESS WHEREOF, and intending to be legally hound hereby, the parties hereby execute and deliver this Agreement, on and as of the date first set forth above.

CYPRESS BIOSCIENCE, INC.
By:	/s/ Sabrina Martucci Johnson
	Name:	Sabrina Martucci Johnson
	Title:	EVP, COO and CFO

PROPRIUS, INC.
By:	/s/ Michael J. Walsh
	Name:	Michael J. Walsh
	Title:	President and CEO

[KEY EMPLOYEE]

Address:
Fax:

CONSENT OF SPOUSE
     I, __________________, spouse of ________________________ have read and approve the foregoing Agreement. I hereby appoint my spouse as my attorney-in-fact with respect to the exercise of any rights under the Agreement and agree to be bound by the provisions of the Agreement insofar as I may have any rights in said Agreement or any shares of common stock of the Company, options to purchase shares of common stock of the Company, cash payments in exchange therefor or any portion of the Retention Amount under the community property laws or similar laws relating to marital property in effect in the state of our residence as of the date of the signing of the foregoing Agreement.

Dated:	By:

Name:

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